PRICING SUPPLEMENT DATED MARCH 30, 2004                         Rule 424(b)(3)
---------------------------------------                    File No. 333-109802
(To Prospectus Supplement and Prospectus dated
November 26, 2003)
Pricing Supplement Number: 2373


                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series C
                  Due Nine Months or more from Date of Issue
                                 (the "Notes")
                                 ------------

     The Notes are part of a series of senior debt securities entitled "Medium-Term Notes, Series C" as more fully described in the attached Prospectus (which term includes the attached Prospectus Supplement). Information included in this Pricing Supplement supercedes information in the Prospectus to the extent it is different from the information included in the Prospectus.

     References in this Pricing Supplement to "ML&Co.", "we", "us" and "our" are to Merrill Lynch &Co., Inc., and references to "MLPF&S" are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

     Investing in the Notes involves risks that are described in the "Risk Factors" section of this Pricing Supplement and the accompanying Prospectus Supplement.

Aggregate Principal Amount........................... $20,000,000.

Stated Maturity Date................................. April 2, 2019.

Issue Price.......................................... $1,000 per Note.

Original Issue Date.................................. April 2, 2004.

Interest Calculation Type............................ Fixed Rate Note.

Day Count Convention................................. Interest will be calculated by multiplying the principal amount of the
                                                      Notes by an interest factor. The interest factor for each day will be computed by dividing the interest rate applicable to each day by the actual number of days in the year.

Interest Rate........................................ From and including the Original Issue Date to but excluding April 2, 2009:
                                                      4.125% per annum.

                                                      From and including April 2, 2009 to but excluding April 2, 2014: 5.625%
                                                      per annum.

                                                      From and including April 2, 2014 to but excluding the Stated Maturity Date:
                                                      7.375% per annum.

Interest Payment Dates............................... Semi-annually, on the 2nd day of each April and October, commencing
                                                      October 2, 2004. If any Interest Payment Date falls on a day that is not a
                                                      Business Day, payment will be made on the immediately succeeding Business
                                                      Day and no interest will accrue as a result of the delayed payment.

Redemption at the Option of Holder....................Not Applicable.


Redemption at the Option of ML&Co.....................We may call the Notes on any Interest Payment Date beginning on April 2,
                                                      2007, through and including the Stated Maturity Date (the day on which the call occurs, if any, being the "Call Date") by giving notice to the Trustee of the Notes at least thirty calendar days prior to the Call Date. The notice to the Trustee will specify the Call Date and Call Price (as defined below). The Trustee will provide notice of the call election to the registered holders of the Notes, specifying the Call Date and Call Price.
                                                      If we elect to exercise our call option, the Call Price will be disclosed to the Depository Trust Company ("DTC"), or its nominee, while the Notes are held by DTC as depositary. So long as DTC, or its nominee, is the registered holder of the Notes, notice of our election to exercise the call option will be forwarded as described in the section entitled
                                                      "Book-Entry Notes" in the accompanying prospectus.

                                                      The "Call Price" will equal 100% of the principal amount of the Notes plus any accrued but unpaid interest to but excluding the Call Date.

CUSIP Number......................................... 59018YTJ0.

Form of Notes........................................ Book-entry.

Denominations........................................ We will issue and sell the Notes in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Trustee.............................................. JPMorgan Chase Bank.

Calculation Agent.................................... Merrill Lynch Capital Services, Inc.

                                                      All determinations made by the Calculation Agent will be at the sole discretion of the calculation agent and, absent manifest error, will be conclusive for all purposes and binding on Merrill Lynch & Co., Inc.
                                                      ("ML&Co.") and beneficial owners of the Notes.

                                                      All percentages resulting from any calculation on the Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards, e.g., 9.876545%
                                                      (or .09876545) would be rounded to 9.87655% (or .0987655). All dollar amounts used in or resulting from this calculation will be rounded to the nearest cent with one-half cent being rounded upwards.

Proceeds to ML&Co.................................... 99.00% of the aggregate principal amount

Underwriter.......................................... Merrill Lynch, Pierce, Fenner & Smith Incorporated

Underwriting Discount................................ 1.00% of the aggregate principal amount

                                 RISK FACTORS

     Your investment in the Notes involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks, as well as the risk described in the accompanying prospectus supplement before deciding whether an investment in the Notes is suitable for you.


The Notes are subject to being called at our option

     We may call all of the Notes on any Interest Payment Date beginning April 2, 2007, through and including the Stated Maturity Date. In the event that we elect to call the Notes, you will receive only the Call Price and any accrued and unpaid interest to but excluding the Call Date. Thus, the return on your Notes may be limited.


                     UNITED STATES FEDERAL INCOME TAXATION

     Under the OID Regulations (as defined in the accompanying Prospectus Supplement), for purposes of determining the yield and maturity of a debt instrument (such as a Note) that provides an issuer (such as ML&Co.) with an unconditional option or options that, if exercised, require payments to be made on the debt instrument under an alternative payment schedule or schedules (e.g., a call option), the issuer is deemed to exercise or not exercise an option or combination of options in a manner that minimizes the yield on the debt instrument (the "Option Rule"). If, pursuant to the Option Rule, an issuer is deemed to exercise an option or combination of options and the issuer does not in fact exercise the option or combination of options, then, solely for purposes of applying the rules relating to original issue discount, the debt instrument is treated as retired and then reissued on the date that such option or combination of options was deemed to have been exercised for an amount equal to its adjusted issue price on such date.

     Based upon the foregoing discussion, the Option Rule should apply to the Notes and therefore ML&Co. should be deemed to call the Notes on the first potential Call Date that coincides with an increase in the Interest Rate Basis on the Notes (i.e., on April 2, 2009) and, in the event ML&Co. does not in fact call the Notes on April 2, 2009, on the second potential Call Date that coincides with an increase in the Interest Rate Basis on the Notes (i.e., on April 2, 2014). In addition, in the event that ML&Co. does not in fact call the Notes on either April 2, 2009 or April 2, 2014, then the Notes should be treated as retired and then reissued on either of such potential Call Dates, as applicable, for an amount equal to their adjusted issue price on either such date. As a result, payments of interest on a Note should be treated as qualified stated interest (as defined in the accompanying Prospectus Supplement) and generally should be taxable to a U.S. Holder (as defined in the accompanying Prospectus Supplement) as ordinary interest income at the time such payments are accrued or received (in accordance with the U.S. Holder's regular method of tax accounting). Prospective investors should consult the summary describing the principal U.S. federal income tax consequences of the ownership and disposition of the Notes contained in the section entitled "United States Federal Income Taxation" in the accompanying Prospectus Supplement.



                                     PS-3